Exhibit 10.27

THIRD ALLONGE TO PROMISSORY NOTE

     THIS THIRD ALLONGE TO PROMISSORY NOTE (“Third Allonge”), is effective the 26th day of January, 1999, by and between METAMORPHIX, INC., a Delaware Corporation (the “Maker”) and GENETICS INSTITUTE, INC. a Delaware Corporation (the “Lender”).

     WHEREAS, on or about February 9, 1998 the Maker executed and delivered a Promissory Note (the “Original Note”) to Lender in the original principal sum of Two Million Dollars ($2,000,000), which is repayable by the Maker to the Lender on demand at any time after December 31, 1998 (“Original Demand Date”) and which, in the event certain conditions are met, provides for the conversion of the debt represented by the Note to equity on or before December 31, 1998 (“Original Conversion Date”); and

     WHEREAS, on or about August 18, 1998 the Maker executed and delivered a First Allonge to Promissory Note (“First Allonge”) to Lender modifying the Note such that the principal sum due and owing on account of the Note as of the date of the First Allonge was, and is, Two Million Two Hundred Thousand Dollars ($2,200,000), plus any and all interest that has accrued in accordance with the terms of the Note; and

     WHEREAS, on or about October 30, 1998 the Maker executed and delivered a Second Allonge to Promissory Note (“Second Allonge”) to Lender modifying the Note, as modified by the First Allonge, such that: (1) the principal sum, plus any and all interest, was to be paid by Maker to Lender on demand at any time on or after June 30, 1999 (the “Second Demand Date”); (2) the debt created by the Note, and the payment of principal and interest thereunder, was, and is, to be subordinate to any new debt incurred by Maker up to One Million Dollars ($1,000,000) provided that certain conditions were, and are, met; and (3) if Maker closed an equity financing such that it raised Two Million Dollars ($2,000,000) from investors other than the Lender on or before June 30, 1999 (the “Second Conversion Date”) in a transaction approved by Maker’s Board of Directors, the unpaid principal balance of the Note, plus any and all interest, was to be converted into fully paid and non-assessable shares of the capital stock of Maker issued in connection with such equity financing, concurrently with the first closing of such equity financing, at the same price as is paid by the investors in such financing; and

     WHEREAS, as of December 31, 1998, Two Million Two Hundred Thousand Dollars ($2,200,000) remains unpaid and One Hundred Fifty-Three Thousand Six Hundred Ninety-Two Dollars and Seventy-Four Cents ($153,692.74) of interest has accrued and remains unpaid; and

     WHEREAS, the Maker has requested, and Lender has agreed, to extend the Second Demand Date and, in effect, to eliminate the Second Conversion Date, provided that the Maker agrees to the execution of this Third Allonge; wherefore Maker and Lender now agree to modify the Original Note, as modified by the First and Second Allonges and now this Third Allonge (hereinafter collectively the “Note”), as follows:

     1. The Maker may prepay the principal sum, plus any and all interest that has accrued in accordance with the terms of the Note, in part or in whole, at any time without penalty; and

     2. The principal sum, plus any and all interest that has accrued in accordance with the terms of the Note, shall be paid by Maker to Lender, without any notice or demand on January 1, 2005 ("Third Due Date”), if not sooner paid; and

     3. Upon the Third Due Date, in lieu of a payment of cash, the Maker may pay the principal balance of the Note, plus any and all interest that has accrued in accordance with the terms of the Note, by issuing to Lender fully paid and non-assessable shares of the common stock of Maker, if such stock is then publicly traded, at the then market price of such stock, calculated at the average closing price for the ten (10) trading days up to and including the fifth (5th) trading day preceding the Third Due Date.

     4. At the Lender’s sole election, on or before December 31, 2004, provided that the Lender has provided the Maker with at least ninety (90) days prior written notice of such election, the Lender may convert the outstanding principal and interest under this Note into fully paid and non-assessable shares of common stock of the Maker, at a per share price valued at either (a) one hundred twenty-five percent (125%) of the IPO price if the stock is then publicly traded, or (b) a price to be negotiated in good faith by the Maker and the Lender if the stock is not then publicly traded. This right of conversion is personal to Genetics, Institute, Inc. and may not be assigned except upon full transfer and assignment of this Note. to American Home Products Corporation or other affiliate of Genetics Institute, Inc.

     5. In the event of a stock issuance under either Paragraphs 3 or 4 of this Third Allonge, no fractional shares of the common stock shall be issuable upon conversion of this Note, but an adjustment in cash shall be made in respect of any fraction of a share which would otherwise be issuable upon the surrender of this Note for conversion.

     6. The third and fourth paragraphs of this Original Note, i.e., the provisions for automatic conversion upon a certain equity financing, are hereafter null and void and of no effect.

     7. The parties hereto do not intend that a novation of the loan shall be created or effectuated because of the modifications described in this Third Allonge. The parties in this Third Allonge do not intend that the execution of this Third Allonge and the transaction described herein shall affect the validity or priority of any indebtedness created by the Note. This Third Allonge (a) is being physically attached to the Note simultaneously with the entry into this Third Allonge by the parties hereto to evidence the modification of the provisions of the Note and (b) shall upon such attachment be deemed to be apart of the Note as fully and completely as if the provisions were set forth at length in the body of the Note.

     8. All other terms, covenants, and conditions contained in the Note, except as herein modified, shall remain in full force and effect and the Maker by the execution hereof hereby ratifies and confirms each and every other term, covenant, and condition of the Note.

     IN WITNESS WHEREOF, the Maker and the Lender have set their hands and seals to this Third Allonge to Promissory Note upon the day hereinabove first written.

[SEAL],

ATTEST:	METAMORPHIX, INC.

/s/ William E. Carlson	By:	/s/ Edwin C. Quattlebaum, Ph.D	(SEAL)

William E. Carlson	Edwin C. Quattlebaum, Ph.D
Secretary	President and Chief Executive Officer

WITNESS/ATTEST:	GENETICS INSTITUTE, INC.

	By:	/s/ Katherine Turner	(SEAL)

Name: Katherine Turner
Title: Vice President